Exhibit 10.1

BFK CAPITAL GROUP, INC.

One Rockefeller Plaza

New York, New York 10020

June 29, 2007

Mr. Gray:

This letter set forth the terms under which you shall provide BKF Capital Group, Inc. (“Company”) with certain consulting services, commencing on July 1, 2007 and continuing until a replacement is named.

Specifically, you shall serve as the Company’s Chief Financial Officer and provide the Company with services customarily relating to such position and as may otherwise be reasonably requested by the Chief Executive Officer or Chairman of the Board of the Company. Any resignation from the office of Chief Financial Officer contemplated by the separation agreement, dated October 31, 2006, between you and the Company is hereby rescinded and shall be deemed null and void.

Very truly yours,

BKF CAPITAL GROUP, INC.

By:	/s/ Harvey J. Bazaar
Harvey J. Bazaar
Chief Executive Officer

Accepted:

/s/ J. Clarke Gray
J. Clarke Gray

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